UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2022

CVD EQUIPMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	1-16525	11-2621692
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

355 South Technology Drive Central Islip, New York	11722
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (631) 981-7081

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into A Material Agreement

Sale-Leaseback of 355 South Technology Drive, Central Islip, New York:

On September 22, 2022, the Company entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with 355 S Technology Drive Owner LLC (the “Purchaser”), for the sale of certain real property located at 355 S. Technology Drive, Central Islip, NY 11722, more fully described in the Purchase Agreement, and the building and other improvements located thereon (collectively, the “Premises”) for a purchase price of $28,500,000. The Purchase Agreement is subject to the completion of due diligence by the Purchaser. The Purchaser has thirty (30) business days from date of the Purchase Agreement to complete its due diligence, during which time the Purchaser retains the right to cancel the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, the transaction is not conditioned upon Purchaser obtaining any form of financing; however, at closing the Purchaser has the right to place a mortgage on the Premises. All costs related to the transaction will be paid by the parties in the manner consistent with customary practice for real property sales in Suffolk County, New York. The Purchase Agreement contains customary representations, warranties and covenants.

In accordance with the terms of the Purchase Agreement, upon the closing of the sale of the Premises, the Company will enter into a Lease Agreement (the “Lease”) with the Purchaser, pursuant to which the Premises will be leased back to the Company. The Lease will have an initial term of ten (10) years commencing from the closing (the “Initial Term”), and two (2) consecutive renewal terms of five (5) years each, exercisable at the Company’s option. The annual fixed rent will be $1,548,000 for the first year of the Initial Term, and increase by 3% every year thereafter.

It is the intention of the parties that the Lease be in the nature of a “triple net lease,” pursuant to which all costs, expenses, and obligations relating to the Premises, including, repair and maintenance charges, utility charges, real estate taxes or other taxes that may be imposed that relate to the Premises, shall be paid by the Company. In addition, the Lease contains other customary terms and provisions.

The net cash proceeds that would be received by the Company following closing is estimated to exceed $20,000,000 after taxes, expenses, and fees. This estimate is subject to the transaction closing and the finalization of the Company’s tax obligations associated with the sale. The net cash proceeds will be used to strengthen the Company’s balance sheet and fund growth opportunities.

The foregoing is a summary of the material terms of the Purchase Agreement and Lease and is qualified entirely by reference to the full text of the Purchase Agreement and Lease, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

On September 27, 2022, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is being furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 27, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 27, 2022
CVD EQUIPMENT CORPORATION

By:	/s/ Richard Catalano
Name:	Richard Catalano
Title:	Vice President, Chief Financial Officer, Secretary and Treasurer